EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We  hereby  consent  to  the incorporation by reference in the prospectuses constituting  part of the registration statements on Form S-3 for the CSB Bancorp,  Inc.  Share  Owner Dividend Reinvestment Plan and on Form S-8 for

The  Commercial  &  Savings  Bank  of Millersburg Profit Sharing and 401(k) Savings Retirement Plan and Trust of our report dated March 14, 2001 on the consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 2000, which report is incorporated by reference in this Annual Report on Form 10-K of CSB Bancorp, Inc. for the year ended December 31, 2002.

/s/   Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP

Columbus, Ohio

March 31, 2003